Exhibit (h.16)

EXHIBIT A
to the Frontegra Funds, Inc.
Fund Administration Servicing Agreement

FUND NAMES

Separate Series of Frontegra Funds, Inc.

Name of Series	Date Added
Frontegra Columbus Core Plus Fund Institutional Class
Frontegra Columbus Core Plus Fund (Y Class)	-effective on or after September 4, 2007
Frontegra Columbus Core Fund
Frontegra IronBridge Small Cap Fund
Frontegra IronBridge SMID Fund Institutional Class
Frontegra IronBridge SMID Fund (Y Class)	-effective on or after September 4, 2007
Frontegra Netols Small Cap Value Fund Institutional Class
Frontegra Netols Small Cap Value Fund (Y Class)	-effective on or after September 4, 2007
Frontegra New Star International Equity Fund
Frontegra Sky International Value Fund Institutional Class
Frontegra Sky International Value Fund (Y Class)
Frontegra Timpani Small Cap Growth Fund Institutional Class
Frontegra Timpani Small Cap Growth Fund (Y Class)
Frontegra IronBridge Global Focus Fund	-effective on or after September 18, 2009